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                                                                    Exhibit 99.6

                                CODE OF ALABAMA
            TITLE 10. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS.
                      CHAPTER 2B. BUSINESS CORPORATIONS.
                      ARTICLE 8. DIRECTORS AND OFFICERS.
                         DIVISION E. INDEMNIFICATION.

(S)  10-2B-8.51. Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

     (1)  The individual conducted himself or herself in good faith;  and

     (2)  The individual reasonably believed:

          (i) In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and

          (ii) In all other cases, that the conduct was at least not opposed to its best interests; and

     (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

(b) A director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

(c) The termination of a proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d)  A corporation may not indemnify a director under this section:

     (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her.

(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.


(S)  10-2B-8.52. Mandatory indemnification.

A corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, here he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.


(S)  10-2B-8.53. Advance for expenses.

(a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (1) The director furnishes the corporation a written affirmation of good faith belief that he or she has met the standard of conduct described in
Section 10-2B-8.51;

     (2) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, or is not otherwise entitled to indemnification under Section 10-2B-
8.51(d), unless indemnification is approved by the court under Section 10-
2B-8.54;

     (3)  A determination is made that the facts then known to those making the
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determination would not preclude indemnification under Division E of this article.

(b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 10-2B-8.55.


(S)  10-2B-8.54. Court-ordered indemnification.

A director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding, or may file an action therefor in another court of competent jurisdiction if such court has jurisdiction over the corporation and the corporation is a party to the proceeding. On receipt of such an application or the filing of such an action, the court after giving any notice it considers necessary may order indemnification if it determines:

     (1) The director is entitled to mandatory indemnification under Section 10-2B-8.52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the standard of conduct set forth in Section 10-2B-8.51 or was adjudged liable as described in Section 10-2B-8.51(d), but if he or she was adjudged so liable the indemnification is limited to reasonable expenses incurred.


(S)  10-2B-8.55. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under Section 10-2B-8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-2B-8.51.

(b)  The determination shall be made:

     (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

     (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

     (3)  By special legal counsel;

          (i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

          (ii) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this section.

(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.


(S)  10-2B-8.56. Indemnification of officers, employees, and agents.

(a) An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 10-2B-8.52, and is entitled to apply for
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court-ordered indemnification under Section 10-2B-8.54, in each case to the same extent as a director.

(b) A corporation may indemnify and may advance expenses under Division E of this article to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director.


(S)  10-2B-8.57. Insurance.

A corporation may purchase and maintain insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves, or the like), on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him or her against the same liability under Section 10-2B-8.51 or 10-2B-8.52.


(S)  10-2B-8.58. Application of indemnification provisions.

(a) Any indemnification, or advance for expenses, authorized under Division E of this article shall not be deemed exclusive of and shall be in addition to that which may be contained in a corporation's articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise.

(b) Division E of this article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent to the proceeding.